Exhibit 10.55

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into by and between QRS Corporation (together with its officers, directors, employees, representatives, agents, attorneys, investors, shareholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, the “Company”), and John C. Parsons, Jr. (together with his heirs, executors, representatives and assigns, “Parsons”).

WHEREAS, Parsons has been employed by the Company;

WHEREAS, the Company and Parsons have mutually agreed to terminate the existing employment relationship, to enter into a consulting relationship and to provide for certain other matters;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Parsons (collectively referred to as the “Parties”) hereby agree as follows:

1. Resignation. Parsons hereby submits his resignation as Chief Financial Officer of the Company, effective as of November 12, 2003, and from all other offices and positions he holds with the Company, effective as of November 14, 2003 (the “Termination Date”), and the Company has accepted his resignations.

2. Consulting Services.

(a)	During the period from the Termination Date through the earlier of June 30, 2004 and the termination date determined in accordance with Section 2(b) below (the “Consulting Period”), Parsons shall serve as a consultant to the Company. In such capacity, Parsons shall provide such services as requested from time to time by the Chief Executive Officer including, without limitation, transitioning financial and accounting matters to the Company’s senior financial officers and restructuring the lease for the premises located at 1450 Marina Way South in Richmond (the “Consulting Services”). During the Consulting Period, Parsons shall diligently, and to the best of his ability, perform all duties incident to his position, and devote the time, attention and effort to the business and affairs of the Company necessary to perform each of the tasks designated by the Chief Executive Officer, and shall use his best efforts to promote the interests of the Company. This consulting arrangement shall be automatically extended for six months at the end of the Consulting Period and at the end of each extension period thereafter, unless written notice of termination is given by either Parsons or the Company at any time prior to the last day of the respective period.

(b)	In the event Parsons becomes an employee of or a service provider to a Competitor (as defined below), Parsons’ service as a consultant to the Company shall immediately and automatically be terminated without any action on the part of the Company. A Competitor shall mean any business that provides to other businesses in the retail industry similar products and services to those then offered by the Company.

3. Compensation during Consulting Period. The Company shall pay Parsons an aggregate of Thirty Five Thousand Six Hundred Seventy Dollars ($35,670) for his consulting services during the period from the Termination Date through December 31, 2003 (the “Initial Consulting Period”). Should Parsons elect to continue group health benefits under COBRA during the Initial Consulting Period, the Company will pay for Parsons’ COBRA coverage costs during the Initial Consulting Period. Thereafter, the only compensation which will be due to Parsons during the Consulting Period shall be the continued vesting set forth in Paragraph 4 of this Agreement.

4. Treatment of Outstanding Stock Options. During the Consulting Period, the outstanding options to purchase shares of Common Stock of the Company granted to Parsons, a complete list of which is set forth on Exhibit A hereto (the “Options”), shall continue in force and effect as provided in the applicable stock option agreements and under the Company’s 1993 Stock Option/Stock Issuance Plan, except as modified herein. During the Initial Consulting Period, the Options shall continue to vest in accordance with the terms provided in the applicable share option agreement. After January 1, 2004, the Options shall vest in the monthly increments set forth in Section 1 of Exhibit A upon the completion by Parsons of each month of Consulting Services hereunder. The Options shall be exercisable for ninety (90) days after cessation of Consulting Services by Parsons. Should there occur a Corporate Transaction or Change in Control (as those terms are defined in the Company’s 1993 Stock Option/Stock Issuance Plan) while Parsons continues to provide Consulting Services hereunder, then all of the Options will, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those Options and those accelerated Options may be exercised for all or any portion of the Option shares as fully vested shares.

5. Severance. In consideration for Parsons’ satisfactory employment performance through the Termination Date, his agreement to perform consulting services during the Consulting Period, his release of claims set forth below and the other obligations under this Agreement, the Company and Parsons agree as follows:

(a)	The Company will pay Parsons severance in the amount of One Hundred Ninety Eight Thousand Seven Hundred Fifty Dollars ($198,750), less applicable taxes, withholdings and deductions, representing six months of Parsons annual targeted compensation in effect on the Termination Date. Such severance will be paid in four equal installments, with the first payment occurring on January 15, 2004 and the remaining three payments to be made two, four and six months following such date.

(b)	Notwithstanding his resignation and the termination of his Employment Agreement (as defined below), the Company will pay Parsons $64,258, (representing seventy-five percent (75%) of his target incentive compensation for 2003, or $97,969, minus $33,711 previously received by Parsons as a mid-year payout), less applicable taxes, withholdings and deductions, in February 2004 and will pay him $32,656, (representing the remaining twenty-five percent (25%) of his target incentive compensation), less applicable taxes, withholdings and deductions, upon a successful resolution of the lease restructuring described in Paragraph 2.a. of this Agreement, as determined by the Chief Executive Officer in her sole discretion, prior to June 30, 2004.

(c)	The Company will provide Parsons with up to $5,000 in executive coaching services with The Lifework Institute (Carole E. Murray) provided that such services are initiated within ninety days of Termination Date.

(d)	Should Parsons elect to continue group health benefits coverage under COBRA, the Company will pay for six months of Parsons’ COBRA coverage costs, commencing on January 1, 2004.

Parsons acknowledges and agrees that but for his execution of this Agreement, he would not otherwise be entitled to the benefits described in Paragraphs 5(b) and 5(c) above.

6. Termination of Employment Agreement/No Other Payments Due. Parsons agrees that the Company has no further obligations to him under the Employment Agreement, dated April 1, 2003 (the “Employment Agreement”) and attached hereto as Exhibit B. Parsons acknowledges and agrees that he has received all salary, (including any applicable overtime pay) accrued vacation, bonuses, or other such sums due to Parsons through the date of this Agreement other than amounts to be paid and benefits provided pursuant to Paragraph 3 and Paragraph 5 of this Agreement. In light of the payment by the Company of all wages due, the Parties further acknowledge and agree that California Labor Code section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

7. Release of Claims. Parsons hereby fully and forever releases the Company from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date including, without limitation:

(a)	any and all claims relating to or arising from Parsons’ recruitment to, employment with or termination from employment with the Company;

(b)	any and all claims relating to, or arising from, Parsons’ right to purchase, or actual purchase of shares of stock of the Company;

(c)	any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage, defamation or, unfair business practices;

(d)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, and the California Fair Employment and Housing Act;

(e)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(f)	any and all claims for attorney’s fees and costs.

Parsons agrees that the release set forth in the section shall be and will remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Agreement nor does it abrogate any rights of Parsons pursuant to California Labor Code section 2802.

8. Waiver of Unknown or Future Claims. Parsons represents that he is not aware of any claim other than the claims that are released by this Agreement. Parsons acknowledges that he is familiar with the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Parsons, being aware of such code section, agrees to waive any rights either party may have thereunder, as well as under any other state or federal statute or common law principles of similar effect.

9. Confidentiality. Parsons agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Parsons agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Separation Information. Parsons agrees to take precaution to disclose Separation Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Separation Information.

10. Non Disparagement. Parsons agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

11. Nondisclosure of Confidential and Proprietary Information; Nonsolicitation. Parsons agrees that he shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Parsons agrees that at all times hereafter, in accordance with the terms of this Agreement and any other confidentiality agreements which may exist between Company and Parsons, as well as any applicable state and federal law, Parsons shall not divulge, furnish or make available to any party any confidential information, trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Parsons. Parsons further agrees that for a 12-month period commencing on the January 1, 2004, he will not solicit, recruit, or induce any employee of QRS Corporation to terminate or alter his employment or consulting relationship with the Company. Parsons further acknowledges and agrees that, with the exception of the DSL equipment provided by the Company to Parsons which Parsons may retain, he has returned or will have returned all the Company’s computer equipment and related property in his possession and the Company’s confidential and proprietary information in his possession to the Company as of the January 1, 2004.

12. Breach of this Agreement. Parsons acknowledges that breach of the confidential and proprietary information provision contained in Paragraph 9 of this Agreement would cause the Company to sustain irreparable harm from such breach, and, therefore, Parsons agrees that in addition to any other remedies which the Company may have for any breach of this Agreement or otherwise, including termination of the Company’s obligations to provide benefits to Parsons as described in Paragraph 5 of this Agreement, the Company shall be entitled to obtain equitable relief including specific performance and injunctions, restraining Parsons from committing or continuing any such violation of this Agreement.

13. Non-Admission of Liability. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing by the Company nor any admission of Company liability.

14. No Prior Filing of Claims. Parsons represents and warrants that he does not presently have on file any claims, charges, grievances or complaints against the Company in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company occurring prior to the date of this Agreement

15. Authority; Ownership. Parsons represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Parsons represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Parsons further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which he may have against the Company and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16. No Representations. Parsons has carefully read and understands the scope and effect of the provisions of this Agreement. Parsons has not relied upon any representations or statements made by the Company which are not specifically set forth in this Agreement.

17. Costs. The Company and Parsons shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement.

18. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

19. Arbitration. The Company and Parsons shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in San Francisco before the American Arbitration Association under its National Employment Dispute Resolution Rules, by an arbitrator or judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and Parsons each further agree that the prevailing party in any such proceeding shall be awarded reasonable attorneys’ fees and costs. The Company and Parsons each hereby waive any rights they may have to trial by jury in regard to claims arising out of this Agreement or the enforcement of this Agreement.

20. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Parsons concerning Parsons’ separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Parsons’ relationship with the Company and his compensation by the Company other than the confidentiality agreement described above in Paragraph 9.

21. No Oral Modification. This Agreement may only be amended in writing signed by Parsons and the Company.

22. Governing Law. This Agreement shall be governed by the laws of the State of California without reference to its conflict of laws provisions.

23. Effective Date/Acknowledgement of Waiver of Claims under ADEA. Parsons acknowledges that he is waiving and releasing any rights he may have under the Age

Discrimination in Employment Act of 1967 and its amendments, including the Older Worker Benefits Protection Act (“ADEA”), and that this waiver and release is knowing and voluntary. Parsons further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has up to twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement to revoke the Agreement (the “Revocation Period”); and (d) this Agreement shall not be effective until the Closing Date. Notice of revocation shall be made in writing by delivery to President of BRH within the seven day period provided for herein.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25. Assignment. This Agreement may not be assigned by Parsons or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Parsons.

26. Voluntary Execution of Agreement. Parsons agrees that he is executing this Agreement voluntarily and without any duress or undue influence, with the full intent of releasing all claims. Parsons acknowledges that:

(a)	He has read this Agreement;

(b)	He has been advised by this writing to consult with legal counsel of his own choice or has voluntarily declined to seek such counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

QRS CORPORATION

By:	/s/ Elizabeth A. Fetter	/s/ John C. Parsons
John C. Parsons, Jr.

	Dated: December 18, 2003	Dated: December 28, 2003

EXHIBIT A

LIST OF OPTIONS:

Name	Grant Date	Shares	Price	Vested
John C. Parsons, Jr.	2/13/2002	120,000	$12.61	[52,500	]
	2/12/03	20,000	$4.90	—
	7/17/03	20,000	$6.00	—

SECTION 1:

Grant Date	Shares	Price	Vested as of 12/31/03		Monthly Vesting Increments after January 1, 2004
2/13/2002	120,000	$12.61	[55,000	]	1000
2/12/2003	20,000	$4.90	—		600
7/17/2003	20,000	$6.00	—		600

EXHIBIT B

April 1, 2003

Mr. John C. (Jack) Parsons

1400 Marina Way South

Richmond, CA 94804

Dear Jack,

It is a pleasure for me to provide you with this letter agreement setting forth the terms of your continuing employment with QRS Corporation (“QRS” or the “Company”). This letter supersedes and replaces all prior agreements between you and QRS regarding the terms of your continuing employment with the Company. This letter does not affect the terms of the written Indemnification Agreement between you and QRS or the stock options previously granted to you.

POSITION: Senior Vice President and Chief Financial Officer

REPORTING TO: Elizabeth A. Fetter, President and CEO

LOCATION: 1400 Marina Way South, Richmond, CA

ANNUAL COMPENSATION:

Your annual compensation, incentive compensation and performance evaluation will be administered by QRS’ Chief Executive Officer and reviewed by the Compensation Committee of the Board of Directors. Effective as of April 1, 2003, your annual compensation shall be as follows:

1. Your annual base compensation will be US$265,000 or $22,083 per month. QRS employees are paid semi-monthly (i.e., on the fifteenth and last working day of each month).

2. In addition, your annual target incentive compensation shall be 50% of your base compensation or $132,500. The actual incentive compensation that you receive shall be based upon the performance of the Company as a whole and your individual performance during the calendar year as described below under annual incentive compensation components. Your total annual target compensation is the sum of your base compensation and your target incentive compensation. Your compensation, including incentives, will be reviewed in the fourth quarter of 2003 and each year thereafter in conjunction with the year-end evaluation of your performance. If there is a material change in the nature of your responsibilities, your (compensation will be reviewed at that time.

ANNUAL INCENTIVE COMPENSATION COMPONENTS:

1. General Corporate Financial Objectives – seventy-five percent (75%) of your incentive compensation shall be based upon the extent to which QRS achieves its overall financial objectives as defined by the applicable annual operating plan approved by the Board of Directors. Should the Company not achieve the financial objectives set forth in the operating plan, your incentive compensation will be subjectively determined based upon your performance against your objectives and the Company’s determination as to available incentive compensation funding. The timing of any payouts for the corporate component of your incentive compensation shall be consistent with the incentive compensation program adopted by the Compensation Committee for the Executive Leadership Team as a whole.

2. Personal Strategies and Objectives – twenty-five percent (25%) of your incentive compensation is subject to fulfillment of your specific objectives as Senior Vice President and Chief Financial Officer as identified from time to time by QRS’ Chief Executive Officer. Such factors may include the overall performance of you and your direct reporting organization in meeting Company and individual responsibilities, adhering to QRS’ Guiding Principles, developing and executing appropriate Company strategies, achieving a high degree of customer service and loyalty, ensuring employee satisfaction and retention, and supporting overall Company objectives.

REIMBURSEMENT OF REASONABLE BUSINESS EXPENSES:

QRS will reimburse you for all business expenses reasonably incurred by you in the performance of your duties hereunder. You will adhere to QRS’ travel and entertainment polices and procedures, submit expense reports with appropriate vouchers, receipts, and other substantiation of such expenses within thirty (30) days after they are incurred. You should expect prompt reimbursement.

BENEFITS:

In addition to the benefits available to all QRS associates as defined in the Employee Handbook, as Senior Vice President and Chief Financial Officer you are provided with additional benefits as follows:

Life Insurance – The Company shall purchase and maintain in effect term life insurance sufficient to provide a benefit equal to two times your annual base salary.

Long-Term Disability Insurance – The Company shall purchase and maintain in effect long-term disability insurance sufficient to provide you with an income equal to 66% of your base compensation while you are disabled and unable to perform the duties of your current employment with QRS. You will have the option of continuing this additional disability insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you. The Company shall adjust your base compensation to include an amount sufficient to compensate you for the federal and state taxes for which you will be responsible on account of the additional income reported on account of this disability insurance benefit.

Liability Insurance – The Company shall purchase and maintain in effect for the period of relevant statute(s) of limitation, sufficient Director’s and Officer’s liability insurance to provide you with reasonable coverage, including the provision of legal counsel and/or reimbursement of appropriate legal fees you pay personally, against all liability claims and judgments arising from your legal exercise of your duties as a Director or Officer of QRS, including any actions filed after you cease your duties as a Director or Officer or in the event of the termination of your employment. The Company shall also provide in its bylaws, a full indemnification for you as a QRS officer, to the maximum extent permissible under Delaware law. The Company shall retain the sole discretion to determine the amount and form of Director’s and Officer’s liability insurance that is sufficient to provide you with reasonable coverage.

PTO – You will be entitled to 10 holidays per calendar year and 20 PTO (Personal Time Off) days per calendar year. A prorated portion of PTO is accrued each pay period. PTO may be used for vacation, illness, or other purposes at your discretion. A maximum of 10 days of unused PTO may be carried over from one calendar year to the next. It is expected that you will claim your PTO time as you use it.

TERMINATION AND SEVERANCE:

This position is for no set period or term and just as you have the right to resign your position at any time, for any reason, QRS reserves the right to terminate your employment at any time, with or without good cause, with or without advance notice.

If the Company terminates your employment without cause within twelve (12) months after the date of this letter under circumstances not entitling you to severance and accelerated vesting under “Change of Control” below, you will become entitled to severance pay equal in the aggregate to six months of your total annual targeted compensation at the level in effect at the time of your termination. Such severance pay will be made in four equal installments with the first payment occurring within ten days following the termination of your employment and the remaining three payments to be made two, four and six months following the date that the Company terminates your employment. All such payments will be subject to applicable deductions and withholding taxes. The Company will also make COBRA payments on your behalf for six (6) months following your termination. You shall receive no severance benefits under this paragraph if the Company terminates your employment for cause or you voluntarily resign your position. As a condition of receiving the severance benefits set forth in this paragraph, the Company may require you to sign a written release in a form acceptable to the Company of any known and unknown claims by you against the Company arising out of your employment, excluding any claims for indemnification against claims made by third parties, in which case no payment will be made to you under this paragraph until you have executed such release and any time period during which you may revoke such release has lapsed.

For purposes of this agreement, termination “for cause” shall mean the Company’s termination of your employment for any of the following reasons: (1) your failure to perform in a diligent or competent fashion consistent with your position as Senior Vice President and Chief Financial Officer the material duties of your job after a written demand for such performance is delivered to you by the Company that identifies the manner in which you have not substantially performed those duties and that provides a reasonable period for you to cure those deficiencies; (2) a material breach by you of your obligations under any confidential or proprietary information agreements with the Company or of any of your fiduciary or legal obligations as a director or officer of the Company, (3) your failure to follow in a material respect Company policies or directives applicable to your position, (4) any willful misconduct m your part or (5) any unauthorized activity on your part that creates a material conflict of interest between you and the Company after you have been provided a reasonable opportunity to refrain from that activity.

CHANGE OF CONTROL BENEFITS:

1.	Should there occur a Corporate Transaction or a Change in Control (as those terms are defined in the Company’s 1993 Stock Option/Stock Issuance Plan) and either (i) your employment is subsequently involuntarily terminated other than for “Misconduct” (as defined below) within twelve (12) months or (ii) you subsequently resign within twelve (12) months by reason of a material reduction in your base compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction of base compensation, total target compensation and benefits), a material reduction in your duties or responsibilities, or a change in your principal place of employment that increases your commute by more than 25 miles, then you will be entitled to severance pay equal in the aggregate to the amount of your targeted total annual compensation at the level in effect at the time of your termination or resignation or (if greater) at the level in effect immediately prior to the Corporate Transaction or Change in Control. The payments set forth in this paragraph shall be made in four equal installments with the first payment occurring within ten days following the termination of your employment and the remaining three payments to be made two, four and six months following the date that the Company terminates your employment.

The Company shall also make COBRA payments on your behalf for a period of 12 month~ from the date you resign or are terminated.

2.	Except to the extent otherwise provided in paragraph 3 below, should a Corporate Transaction or Change in Control occur during your period of employment with the Company, then (i) all of your outstanding options will, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those options, whether or not those options are to be assumed or replaced with a cash incentive program, and those accelerated options may be exercised for all or any portion of the option shares as fully vested shares; and (ii) all of your unvested restricted share rights for QRS stock will immediately vest at the time of such Corporate Transaction or Change in Control.

3.	However, the following limitation will be in effect for (i) all of your unvested restricted share rights for QRS stock and (ii) any unvested options that are to be assumed by the successor entity (or parent company) or otherwise continued in effect or which are to be replaced with a cash incentive program that preserves the spread existing at the time of such Corporate Transaction or Change in Control on any shares for which your options are not otherwise at that time exercisable (the excess of the fair market value of those shares over the exercise price): The accelerated vesting of those unvested restricted share rights and options will be limited to the extent and only to the extent necessary to assure that the parachute payment attributable to the accelerated vesting of those shares and options, when aggregated with any other compensation that constitutes a parachute payment, would not constitute an excess parachute payment under Internal Revenue Code Section 280G(b).

To the extent one of more of your options or unvested restricted share rights do not vest on an accelerated basis upon a Corporate Transaction or Change in Control by reason of such limitation, those options will continue to become exercisable in accordance with the exercise schedule indicated in the respective grant notices for those options, and those unvested restricted share rights will continue to vest in accordance with the vesting schedule set forth in the applicable Restricted Share Right Agreements. However, following a Corporate Transaction or Change in Control should either (i) your employment be involuntarily terminated other than for Misconduct within twelve (12) months after the Corporate Transaction or Change in Control or (ii) you resign within twelve (12) months after the Corporate Transaction or Change in Control by reason of a material reduction in your base compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment that increases your commute by more than 25 miles, then each of your outstanding options, to the extent not otherwise fully exercisable at that time, shall automatically accelerate and become immediately exercisable for all the option shares and may be exercised for any or all of those shares as fully vested shares at any time prior to the expiration or sooner termination of the option term. In addition, all of your unvested restricted share rights will immediately vest upon such a termination of employment or your resignation.

4.	Any of your options or restricted share rights that are assumed by the successor entity (or parent company) in the Corporate Transaction or are otherwise continued in effect following the Change in Control transaction shall be appropriately adjusted to apply and pertain to the number and class of securities that would have been issued to you in the consummation of such Corporate Transaction or Change in Control had the options been exercised or the restricted share rights settled immediately prior to such event. Appropriate adjustments shall also be made to the option prices payable per share under the options, provided the aggregate option prices payable shall remain the same.

5.	For purposes of this Agreement, Misconduct means (i) your willful engagement in gross misconduct injurious to the Company or your commission of any act of gross negligence or malfeasance with respect to your duties incident to your employment; (ii) your willful failure to attend to the material duties assigned to you by the Chief Executive Officer; (iii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any affiliate thereof, or (iv) your conviction for any criminal offense involving fraud or dishonesty or any similar conduct that is injurious to the reputation of the Company. For purposes of this Agreement, a Corporate Transaction shall not include any merger, whether forward or reverse, if, immediately after the merger, securities possessing 50% or more of the total combined voting power of the surviving entity or parent thereof are beneficially owned, directly or indirectly, by those persons who were the Company’s stockholders immediately before the merger in substantially the same proportion as their stockholdings immediately before the merger.

EMPLOYMENT AT WILL:

Your employment in the position of Senior Vice President and Chief Financial Officer will remain an Employment At Will. This means that your position is for no set period or term and just as you have the right to resign your position at any time, for any reason, QRS reserves the right to terminate your employment at any time, with or without cause and with or without advance notice. If any contrary representation has been made to you, this letter supersedes it. Neither subsequent agreement contrary to this nor any amendment to this term can be made unless it is in writing and signed by both of us and copied to QRS’ Senior Vice President, Human Resources.

I trust the above meets your approval. However, should you have any questions or concerns, you should not hesitate to contact me or Fred Ruffin, Senior Vice President of Human Resources. For our part we look forward to your continuing employment with QRS and our ongoing relationship.

Sincerely,

/s/ Elizabeth A. Fetter

Elizabeth A. Fetter, President and Chief Executive Officer

cc: Fred Ruffin

I accept this ongoing position with QRS Corporation on the terms and conditions above and understand and agree that it supersedes any other agreement, written or oral, I may have with QRS with respect to employment or compensation by QRS, including salary, incentive, options, termination

/s/ Jack Parsons	October 10, 2003

Jack Parsons	Date